                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SPECTRAN CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
- - ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or Schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of SpecTran Corporation (the "Company") will be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on May 26, 1995, at 10:00 a.m. (local time), for the following purposes:

     1. To elect three directors of the Company to hold office for a three-year term;

     2. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick as independent certified public accountants for the Company for the year January 1, 1995 through December 31, 1995; and

     3. To consider and to transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the meeting is attached to this Notice. Stockholders of record at the close of business on April 21, 1995 will be entitled to notice of and to vote at said meeting or any adjournments thereof.

     To ensure your representation at the meeting, please sign, date and return the enclosed form of Proxy in the envelope provided.

                                          By order of the Board of Directors,

                                                           BRUCE A. CANNON,
                                                                       Secretary

May 9, 1995

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                                ---------------

                                PROXY STATEMENT

                                ---------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of SpecTran Corporation (the "Company") of Proxies of the stockholders to be voted at the Annual Meeting of Stockholders to be held on May 26, 1995 or at any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement is May 9, 1995.

     Only holders of shares of voting Common Stock, $.10 par value ("Common Stock"), of record at the close of business on April 21, 1995 will be entitled to vote at the Annual Meeting. The Common Stock is the Company's only class of voting securities outstanding. On that date there were 5,207,409 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Company also has an authorized class of non-voting common stock, $.10 par value. Except with respect to voting rights, shares of non-voting common stock are identical in all respects to shares of voting Common Stock. On April 21, 1995 there were no outstanding shares of non-voting common stock.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the stockholder may nevertheless revoke it at any time prior to the voting thereof by delivering a later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Annual Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by directors, officers, and employees of the Company, personally or by telephone, telegraph or facsimile machine. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to stockholders and obtaining their Proxies.

                             ELECTION OF DIRECTORS

     The Company has three classes of directors serving staggered three-year terms. The Company currently has nine directors. Class I, Class II and Class III each consists of three directors. Three Class I directors are to be elected at the Annual Meeting to serve until the 1998 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

     The persons listed below have been nominated by the present Board of Directors. All the nominees are presently members of the Board of Directors of the Company, and the Board of Directors knows of no reason why any of the nominees will be unable to serve. The persons named as Proxies in the accompanying Proxy intend to vote for these nominees or, if any of them will be unable to serve (the Board has no present knowledge of such fact), will vote for substitute nominees which the Board of Directors may propose.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AS DIRECTORS AND DIRECTORS WHOSE TERMS ARE NOT EXPIRING

     Set forth below are the names and ages of the nominees for Class I directors and the continuing directors of Class II and Class III whose terms are not expiring, their principal occupations at present and for at least the past five years and certain directorships held by each. The terms of the Class II and Class III directors expire in 1996 and 1997, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED BELOW.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE        SINCE
              --------------------------------                   ---       --------
CLASS I -- NOMINEES FOR DIRECTORS

BRUCE A. CANNON
  Senior Vice President, Chief Financial Officer, Secretary,
  Treasurer and Director.....................................    48       March 1987
     Mr. Cannon joined the Company in May, 1983 as Controller
and was appointed Vice President, Finance, and Controller in
May, 1985. He was appointed Treasurer in 1986, Secretary and
Director in March, 1987 and Senior Vice President, Chief
Financial Officer in December, 1987. Mr. Cannon is also
Secretary and a Director of the Company's subsidiaries,
SpecTran Specialty Optics Company, EBOT Acquisition Corp. and
Cal Optics, Inc. and Vice President, Secretary and a Director
of the Company's subsidiary, APD Acquisition Corp.  He was
employed by SCA Services, Inc. from 1972 through 1982 in
various financial and accounting positions, including as
Division Controller and Assistant Corporate Controller. Mr.
Cannon was a Certified Public Accountant and was previously
employed by Arthur Andersen & Co., an international public
accounting firm. He holds a Bachelor of Science degree in
Accounting.

PAUL D. LAZAY, PH.D.
  Director...................................................    55       March 1987
     Dr. Lazay, a business consultant, had served as
President, Chief Executive Officer and a Director for Telco
Systems, Inc., a designer and manufacturer of high speed
digital fiber optic transmission terminals and multiplexing
equipment until October, 1993. Prior to joining Telco Systems in May, 1986 as Vice President of Engineering, Dr. Lazay
spent four years with ITT's Electro-Optical Products
Division, first as Director of Fiber Optic Development and
then as Vice President, Director of Engineering. From 1969
until 1982 he worked for Bell Telephone Laboratories assuming a number of increasingly responsible positions at their
Materials Research Laboratory. He holds a Ph.D. degree in
Physics from the Massachusetts Institute of Technology.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
              --------------------------------                   ---       --------
IRA S. NORDLICHT*
  Director....................................................   46      February 1986
     Mr. Nordlicht is a partner in the law firm of Hackmyer &
Nordlicht which provides legal services to the Company. See
"Compensation Committee Interlocks and Insider Participation".
Prior to entering the private practice of law, Mr. Nordlicht served as Counsel and Foreign Policy Advisor to the Chairman,
U.S. Senate Foreign Relations Committee (1978-1979), Counsel
to the U.S. Senate Foreign Relations Subcommittee on Foreign
Economic Policy (1975-1978) and Senior Trial Attorney for the
Federal Trade Commission (1972-1975). From 1980-1982 he also served as a Secretary of Energy appointee to the National
Petroleum Council. He holds a J.D. degree and a B.A. in
Economics.

CLASS II -- DIRECTORS (Term expires in 1996)

JOSEPH C. BOTHWELL, JR.
  Director....................................................   71       March 1988
     Mr. Bothwell has been a self-employed investor since
October, 1990. Prior thereto, he had been an officer of M/A-
COM, Inc., an electronics company, since 1952, including
Senior Vice President-Corporate Communications for M/A-COM
since 1987 and Senior Vice-President-Corporate Development
from 1983 to 1987. He was a director of M/A-COM from 1953
through January, 1977. He was a director, from 1985 through
January 1, 1991 of New England Household Moving and Storage,
and was a director of Union Warren Savings Bank from 1973 to
1985. He holds a MBA degree from Harvard Business School.

JOHN E. CHAPMAN
  Chief Operating Officer, Executive Vice
  President and Director......................................   40      January 1994
     Mr. Chapman, appointed Chief Operating Officer, Executive
Vice President and Director on January 1, 1994, joined the
Company in July, 1983 as a Project Leader working on the
development of automated test equipment. In July, 1985 he
assumed the position of Director of Equipment Technology, and in October, 1986 became the Director of Quality Assurance and
Management Information Systems. Mr. Chapman was appointed
Director of Manufacturing and then Vice President of
Manufacturing and Engineering in December, 1987, and in May,
1990 was appointed Senior Vice President of Manufacturing and
Technology. Mr. Chapman is also a Director of the Company's
subsidiaries, SpecTran Specialty Optics Company, EBOT
Acquisition Corp. and Cal Optics, Inc. Prior to joining the
Company he was employed by Valtec Corporation, an optical
fiber manufacturer and cabler, from March, 1979 in various
engineering positions related to the design of optical fiber and the development of special optical measurement equipment.
Mr. Chapman holds a B.S. degree in Physics from the
University of Lowell and an M.S. degree in Electrical
Engineering from Northeastern University.

- - ---------------

* Upon the appointment of Dr. Lily K. Lai as a Class II Director, Mr. Nordlicht was reassigned from Class II to Class I to maintain an equal number of directors in each class.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
              --------------------------------                   ---       --------
LILY K. LAI, PH.D.
  Director...................................................    53       March 1995
     Dr. Lai is President of First American Development
Corporation, a management consulting and international
business development company. Previously, Dr. Lai headed the
Corporate Planning and Development Department at Pitney
Bowes, Inc. from 1989 to 1993. She was the Chief Financial
and Planning Officer and the Vice President of Asia/Pacific
Operations at US West International from 1987 to 1989. Dr.
Lai worked for AT&T from 1971 to 1987 in various corporate
positions including Director of Corporate Strategy and
Development (1983-1986), responsible for AT&T's global
business development activities, and Director of
International Public Affairs and Public Relations
(1986-1987), responsible for managing AT&T's relationships
with all international constituents (governments, partners,
trade associations, presses, advertising agencies, employees, etc.). Dr. Lai is an MIT Sloan Fellow and holds a Ph.D. and
an M.A. in Economics from the University of
Wisconsin-Madison, as well as a B.S. and M.S. in Agricultural
Economics from National Taiwan University and the University of Kentucky, respectively.

CLASS III -- DIRECTORS (Term expires in 1997)

RAYMOND E. JAEGER, PH.D.
  President, Chief Executive Officer and
  Chairman of the Board of Directors.........................    57       April 1981
     Dr. Jaeger was employed by Bell Telephone Laboratories
from 1959 until 1976. At that company, he was most recently
engaged in research and development of fiber optic materials and processes. He was Director of Research and Development
and then Vice President, Corporate Research and Development
of Galileo Electro-Optics Corporation from 1976 to 1981, and then assisted in the formation of the Company. Dr. Jaeger is the President, Chief Executive Officer and Director of the
Company's subsidiaries, SpecTran Specialty Optics Company,
EBOT Acquisition Corp. and Cal Optics, Inc. and is Chief
Executive Officer and President of the Company's subsidiary,
APD Acquisition Corp. He is named as the inventor or co-
inventor on sixteen patents assigned to Western Electric
Company, Incorporated, or the Company, and has written
numerous articles for technical and trade publications. Dr.
Jaeger holds Bachelor of Science and Masters degrees and a
Ph.D. in Ceramics from Rutgers University.

RICHARD A.M.C. JOHNSON
  Director...................................................    73       August 1981
     Mr. Johnson has been a private investment consultant
since December 31, 1986 when he retired from his position as
Senior Vice President of Allen & Company Incorporated, an
investment banking firm, where he had been employed since
1973. He has been Chairman of the Board and director of
Direct Aid Corp since 1992. Previously, he had served as
President of Dreyfus Marine Management Co. (1970-1973), Vice
President of Dreyfus Corp. and Portfolio Manager of the
Dreyfus Fund (1967-1970) and a Vice President of Morgan
Guaranty Trust Co. (1957-1967). From January, 1989 to
December 31, 1992, Mr. Johnson served as a consultant to the
Company for business development and financial matters.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
              --------------------------------                   ---       --------
RICHARD M. DONOFRIO
  Director...................................................    56        May 1993
     Mr. Donofrio has been employed as Executive Vice
President at Leeverall, Inc. since his retirement from SNET
in May, 1993, where he had served as one of three Senior Vice
Presidents at SNET reporting to the President and CEO.
Continuously employed by SNET since 1961, during the five
years prior to his retirement he held a number of Senior and
Group Vice President positions and served as the President of
SNET Diversified Group, Inc. Mr. Donofrio is a member of the
Board of Directors of the University of New Haven, the
National Engineering Consortium and the Greater New Haven
United Way. Mr. Donofrio holds a B.S. degree in Business
Administration from Norwich University and attended the MBA
program at the University of Hartford.

     Information concerning ownership of the Company's equity securities by the nominees, as well as the other directors, is contained below, under the caption "Principal Stockholders and Other Information".

                 COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     There are five standing committees of the Board of Directors: the Finance Committee, the Incentive Stock Option Committee, the Audit Committee, the Nominating Committee and the Compensation Committee. The Finance Committee, the members of which are Messrs. Jaeger, Johnson, Bothwell, Nordlicht, Chapman and Cannon, advises the Board of Directors with regard to financial matters referred to it from time to time by the directors. The Audit Committee, composed of four outside directors, Messrs. Nordlicht, Johnson, Bothwell and Donofrio, confers with KPMG Peat Marwick, the Company's external auditors, regarding the scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters related to accounting and auditing. Five of the outside directors, Messrs. Nordlicht, Johnson, Bothwell, Lazay and Donofrio, comprise the Incentive Stock Option Committee and the Compensation Committee. The Incentive Stock Option Committee administers the Company's Incentive Stock Option Plan. The Compensation Committee reviews and recommends executive compensation and administers the Company's executive compensation plans. The Nominating Committee, the members of which are Messrs. Bothwell, Johnson and Nordlicht, recommends persons for nomination by the Board of Directors for directorships. The Nominating Committee will consider candidates proposed by security holders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all security holders and not those of a special interest group. A security holder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company during the Company's last fiscal quarter.

     During the year ended December 31, 1994, the Board of Directors met twelve times, the Finance Committee met one time, the Incentive Stock Option Committee met two times, the Audit Committee met three times, the Nominating Committee met one time and the Compensation Committee met three times. During that year, each director, with the exception of Mr. Johnson, attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

                     EXECUTIVE OFFICER OF THE COMPANY NOT A
                        DIRECTOR OR NOMINEE FOR DIRECTOR

     The following table sets forth certain information about the executive officer of the Company who is not a Director or nominee for Director.

                                                                 AGE
                                                                 ---
CRAWFORD L. CUTTS
  Vice President, Business Development.......................    43
     Mr. Cutts joined the Company in April, 1991 as Vice
President, Business Development responsible for marketing,
sales and corporate development activities. Prior to joining the Company he was employed by Norton Company from February,
1978 in various management positions in several divisions,
including Market Manager, Advanced Ceramics responsible for
the electronics market and Manager, Corporate Development
responsible for mergers and acquisitions. From 1976 until
1977 he was employed by Owens-Corning Fiberglass. Mr. Cutts
holds both a B.A. in Mathematics and Economics and a M.S.
degree in Industrial Administration from Union College.

                  PRINCIPAL STOCKHOLDERS AND OTHER INFORMATION

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on April 21, 1995 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each executive officer of the Company and (d) all officers and directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                        BENEFICIAL        PERCENT
                   NAME AND ADDRESS                     OWNERSHIP         OF CLASS
                   ----------------                     ---------         --------
Raymond E. Jaeger.....................................    170,633(1)         3.2%
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

Allen & Company Incorporated..........................    513,357(2)         9.2%
  711 Fifth Avenue
  New York, New York 10022

Dimensional Fund Advisors Inc. .......................    347,900            6.7%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

Richard A.M.C. Johnson................................      2,000(1)          (3)
  145 La Vereda Road
  Santa Barbara, California 93108

Paul D. Lazay.........................................      7,000(1)          (3)
  37 Freedom Trail
  Norfolk, Massachusetts 02056

Bruce A. Cannon.......................................     33,333(1)          (3)
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

Ira S. Nordlicht......................................     11,332(1)          (3)
  645 Fifth Avenue
  New York, New York 10022

Joseph C. Bothwell, Jr. ..............................      8,000(1)          (3)
  1437 Baracoa Avenue
  Coral Gables, Florida 33146

Richard M. Donofrio...................................      5,833(1)          (3)
  93 Ansonia Road
  Woodbridge, CT 06525

John E. Chapman.......................................     31,666(1)          (3)
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

                                                        BENEFICIAL        PERCENT
                   NAME AND ADDRESS                     OWNERSHIP         OF CLASS
                   ----------------                     ---------         --------
Crawford L. Cutts.....................................     25,000(1)          (3)
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

Lily K. Lai...........................................          0              0
  50 Stonebridge Road
  Summit, NJ 07901

All directors and executive officers as a group.......    294,797            5.5%
  (ten persons)

- - ---------------
(1) Includes exercisable stock options to acquire shares of voting Common Stock as follows: Dr. Jaeger, 68,333 shares; Mr. Johnson, 2,000 shares; Dr. Lazay, 7,000 shares; Mr. Cannon, 33,333 shares; Mr. Nordlicht, 7,000 shares; Mr. Bothwell, 7,000 shares; Mr. Chapman, 31,666 shares; Mr. Cutts, 25,000 shares; Mr. Donofrio, 5,333 shares; and all officers and directors as a group, 186,665 shares.

(2) Includes warrants owned by Allen & Company Incorporated to acquire 350,000 shares of voting Common Stock of the Company.

(3) Less than one percent.

     The persons referenced in the foregoing chart constitute all of the persons who, at any time during the Company's last fiscal year, were directors, officers or beneficial owners of more than five percent of the Company's Common Stock. Based solely on a review of Forms 3 and 4, and all amendments thereto, furnished to the Company during fiscal year 1994, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1994, and all written representations received by the Company from persons with reporting obligations, the Company believes that none of such persons filed a late report during, or with respect to, the year except as follows: due to a ministerial error, Richard A.M.C. Johnson, Paul D. Lazay, Ira S. Nordlicht, Joseph C. Bothwell, Jr., and Richard M. Donofrio reported on Forms 5 filed on February 20, 1995, instead of by February 14, 1995 (45 days after the end of the fiscal year), the grant on December 30, 1994 to each such director of a non-qualified option to purchase 1,000 shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The remuneration of the Chief Executive Officer and the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000, for all services in all capacities to the Company in each of the Company's last three fiscal years (ended December 31, 1992, 1993 and 1994), was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES
                                  ANNUAL COMPENSATION                        UNDERLYING     ALL OTHER
NAME AND                        -----------------------    OTHER ANNUAL       OPTIONS      COMPENSATION
PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      (#)(4)          ($)
- - ------------------       ----   ------------   --------   ---------------   ------------   ------------
Raymond E. Jaeger,.....  1994      175,775        NONE          (3)            10,000          5,857(2)
  Chief Executive        1993      164,233      14,376          (3)            15,000          5,636(2)
  Officer                1992      151,840      63,814          (3)            10,000          4,496(2)
Bruce A. Cannon,.......  1994      112,625        NONE          (3)            10,000          3,654(2)
  Chief Financial        1993      106,092       9,319          (3)            15,000          3,595(2)
  Officer                1992       97,760      35,791          (3)            10,000          2,852(2)
John E. Chapman,.......  1994      152,234        NONE          (3)            10,000          4,766(2)
  Chief Operating        1993      116,631      10,278          (3)            25,000          4,505(2)
  Officer                1992      104,011      38,079          (3)            10,000          3,028(2)
Crawford L. Cutts,.....  1994      111,300        NONE          (3)            10,000          3,577(2)
  Vice President,        1993       99,436       8,742          (3)            15,000          3,358(2)
  Business               1992       85,384      26,635          (3)            10,000          2,393(2)
  Development

- - ---------------
(1) Includes amounts deferred at officer's election pursuant to Section 401(k) of the Internal Revenue Code accrued during 1994, 1993 and 1992, respectively, as follows: Dr. Jaeger, $9,240, $8,800, and $8,700; Mr. Cannon, $9,200, $8,100, and $7,200; Mr. Chapman, $6,003, $8,994 and $8,283;
    and Mr. Cutts, $9,240, $8,994 and $6,244.

(2) Company contributions to 401(k) and the defined contribution plans.

(3) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer, and the named executive officer had no additional "other annual compensation".

(4) As of December 31, 1994, none of the individuals named in the Summary Compensation Table held any shares of restricted stock of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, with respect to the Chief Executive Officer and the Company's executive officers with compensation exceeding $100,000, information regarding stock options granted during the fiscal year ended December 31, 1994. The Company has never granted any stock appreciation rights.

- - -----------------------------------------------------------------------------------------------------------
                                                                                           POTENTIAL
                           INDIVIDUAL GRANTS                                          REALIZABLE VALUE AT
                                           % OF TOTAL                                   ASSUMED ANNUAL
                             NUMBER OF      OPTIONS                                  RATES OF STOCK PRICE
                            SECURITIES     GRANTED TO                                    APPRECIATION
                            UNDERLYING     EMPLOYEES                                    FOR OPTION TERM
                              OPTIONS      IN FISCAL      EXERCISE     EXPIRATION   -----------------------
          NAME              GRANTED(#)*       YEAR      PRICE($/SH)       DATE        5%($)        10%($)
          ----              -----------    ----------   -----------    ----------     -----        ------
Raymond E. Jaeger........      10,000           8%         $ 6.00        6-1-04     $37,734.00   $95,624.00

Bruce A. Cannon..........      10,000           8            6.00        6-1-04      37,734.00    95,624.00

John E. Chapman..........      10,000           8            6.00        6-1-04      37,734.00    95,624.00

Crawford L. Cutts........      10,000           8            6.00        6-1-04      37,734.00    95,624.00

- - ---------------
* All options set forth are qualified options granted under the Company's Stock Option Plan at 100% of the fair market value of the shares at the time the options were granted. All options are exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after the date of grant.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows, with respect to the Chief Executive Officer, and the Company's executive officers with compensation exceeding $100,000, information regarding stock options exercised during the last fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         SHARES                           AT FY-END(#)                  AT FY-END($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----          -----------   -----------   -----------   -------------   -----------   -------------
Raymond E. Jaeger....          0      $       0       61,667         23,333       $ 142,083         $ 0

Bruce A. Cannon......     11,000         75,063       26,667         23,333          15,000           0

John E. Chapman......     24,000        157,906       25,000         30,000               0           0

Crawford L. Cutts....          0              0       18,334         23,333               0           0

                               PENSION PLAN TABLE

     The Company has in effect a career average defined benefit plan (the "Defined Benefit Plan") for employees of the Company and its subsidiaries. Generally, after completing five years of participation in the Defined Benefit Plan or upon normal retirement at age 65, whichever is earlier, a participant is entitled to a pension under the Defined Benefit Plan based on the average annual compensation received during the ten consecutive highest paid years in which he was a plan participant, or such shorter period as he was employed by the Company.

The following table shows estimated annual benefits payable upon retirement under the Company's Defined Benefit Plan (including amounts attributable to any defined benefit supplementary or excess pension award plan) in specified compensation and years of service classifications:

                                YEARS OF SERVICE

REMUNERATION        15        20         25         30         35
- - ------------        --        --         --         --         --
  25,000          2,813      3,750      4,688      4,688      4,688
  50,000          5,703      7,605      9,505      9,505      9,505
  75,000         10,953     14,604     18,255     18,255     18,255
 100,000         16,203     21,604     27,005     27,005     27,005
 125,000         21,453     28,604     35,755     35,755     35,755
 150,000         26,703     35,604     44,505     44,505     44,505
 175,000         31,953     42,604     53,255     53,255     53,255
 200,000         37,203     49,604     62,005     62,005     62,005
 225,000         42,453     56,604     70,755     70,755     70,755
 250,000         43,264     57,685     72,106     72,106     72,106
 275,000         43,264     57,685     72,106     72,106     72,106
 300,000         43,264     57,685     72,106     72,106     72,106

     A participant's eligible compensation for purposes of the Defined Benefit Plan generally includes all of his annual cash compensation including amounts deferred by the participant pursuant to the Company's 401(k) plan. The only difference between the covered compensation covered by the Defined Benefit Plan and the annual compensation reported in the Summary Compensation Table is the timing of bonus payments.

     The benefits listed in the table have been computed on a straight life annuity basis and are not subject to any deduction for social security or other offset amounts. Dr. Jaeger and Messrs. Cannon, Chapman and Cutts have 13, 11, 10 and 3 years of credited service, respectively.

     In addition to the Company's Defined Benefit Plan, the Company has a defined contribution plan under which annual contributions may be authorized by the Compensation Committee of the Board for all employees with at least one year of service. Contributions of 1 1/2% of annualized salary were authorized for 1992, including $2,321 for Dr. Jaeger, $1,495 for Mr. Cannon, $1,590 for Mr. Chapman and $1,320 for Mr. Cutts. Contributions of 2% of annualized salary were authorized for 1993, including $3,420 for Dr. Jaeger, $2,214 for Mr. Cannon, $3,000 for Mr. Chapman and $2,130 for Mr. Cutts. Contributions of 2% of annualized salary were authorized for 1994, including $3,905 for Dr. Jaeger, $2,436 for Mr. Cannon, $3,265 for Mr. Chapman and $2,385 for Mr. Cutts.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual retainer of $6,000, payable quarterly, a fee of $300 for each Board meeting attended and a fee of $400 for each committee meeting attended (except meetings of the Incentive Stock Option Committee ("ISOC") for which no fee is paid) in addition to being reimbursed for reasonable out-of-pocket travel expenses in connection with attendance at those meetings. Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Thereafter, every person who becomes a member of the Board of Directors, without any action of the ISOC, receives an initial grant of a nonqualified option to purchase, at the fair market value of the stock on the date the option is granted, 5,000 shares on the last business day in December in the year in which the outside director was elected a director by the stockholders for the first time. Each such nonqualified option to purchase 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside director then in office is to be granted, without any action by the ISOC, a nonqualified option to purchase 1,000 shares at the fair market value of the stock on that day. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments beginning one year after the date of grant and continue in effect for ten years from the date of the grant. All options granted to an outside director become exercisable (a) upon the occurrence of a Change in Control of the Company (as defined in the Company's Incentive Stock Option Plan) or (b) when such director ceases to serve as a director for any reason, except termination for cause, as long as such director has then served as a director of the Company for two consecutive years, including, for this purpose, time served as a director before the adoption of this Plan.

EMPLOYMENT AGREEMENTS (INCLUDING ARRANGEMENTS REGARDING TERMINATION AND CHANGE IN CONTROL)

     The Company has employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts. Under these agreements, Dr. Jaeger holds the position of President and Chief Executive Officer; Mr. Cannon, Senior Vice President and Chief Financial Officer; Mr. Chapman, Executive Vice President and Chief Operating Officer; and Mr. Cutts, Vice President, Business Development. The Company has agreed to use its best efforts to nominate Dr. Jaeger for election to the Board of Directors. Each of the agreements has a base term of one year from June 1, 1992 to May 31, 1993, except in the case of Mr. Cutts' Employment Agreement, which has a base term of June 1, 1993 to May 31, 1994. The base term is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. The agreements provide for an annual salary currently equal to $180,000 for Dr. Jaeger, $114,000 for Mr. Cannon, $155,000 for Mr. Chapman, and $115,000 for Mr. Cutts, with future increases as determined by the Board of Directors. Each of said executives is eligible for annual bonuses to be awarded by the Board of Directors in its discretion and is entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if eligible under such plan or program. Each of said executives agreed to transfer to the Company any interest in any inventions developed while employed by the Company. Each of them also agreed not to disclose any trade secrets of the Company and, for one year following termination of employment, not to solicit any customers of the Company or to induce any employee to leave the Company. If any of said executives suffers a partial disability, or a total disability that has continued for less than six months, he continues to receive salary and benefits until the end of the employment period. If his total disability continues for six months or more, then he will be paid at the rate of 75% of his salary for so long during the employment period as the total disability lasts, or one year, whichever is longer. In the event of the death of any of said executives, one year's salary will be paid to his spouse or estate.

     The employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts provide that if the Company dismisses any of said executives without cause, the Company will pay said executive his salary and maintain his benefits for six months or the balance of the employment period, whichever is longer. If, however, the executive takes other employment during the six-month period, the Company's obligation to him is limited to salary alone for the remainder of the six months. If the executive takes other employment later than six months from dismissal by the Company but before the end of the employment period, the Company's obligations to him then cease.

     The employment agreements further provide that if there is a Change in Control and either (i) the executive is dismissed without cause up to and including twelve months from such Change in Control, or (ii) the executive voluntarily leaves the employ of the Company up to and including twelve months from such Change in Control, then in either case the Company will pay the executive his salary and maintain his benefits for twelve months from his dismissal or voluntary departure. If, however, the executive takes other employment during that twelve-month period, the Company's obligation to him is limited to salary alone. A "Change in Control" is defined as [A] the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; [B] the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or [C] the date on which individuals who constituted the Board of Directors of the Company on the date the employment agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     A formal Compensation Committee comprised of five of the Company's outside (i.e., non-employee) directors, who are Mr. Richard A.M.C. Johnson, Dr. Paul D. Lazay, Mr. Joseph C. Bothwell, Jr., Mr. Ira S. Nordlicht and Mr. Richard M. Donofrio, was created in February, 1993. Prior to that time, decisions regarding compensation were made by the Company's outside directors who functioned as a de facto compensation committee. None of the outside directors is currently, or has ever been, an officer or employee of the Company, or has had any relationship, or has been a party to any transaction, with the Company as to which disclosure is required, except as set forth below.

     Mr. Nordlicht is a member of the law firm of Hackmyer & Nordlicht, which has provided and continues to provide legal services to the Company. During 1994, the Company paid Hackmyer & Nordlicht legal fees for services rendered in the amount of $357,678.

     Dr. Lazay has provided consulting services to the Company during 1994 (but not during prior years). During 1994, the Company paid Dr. Lazay $12,816.16 for services rendered.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has responsibility for establishing and administering the Company's policies and plans which govern annual and long-term compensation for senior executives such as the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President, Business Development. Such plans are implemented in coordination with the Incentive Stock Option Committee. The Incentive Stock Option Committee is responsible for administering the Company's Incentive Stock Option Plan and advises the Compensation Committee and Board of Directors with respect to policies governing stock ownership programs for senior executives. Both committees are composed solely of five of the outside (i.e., non-employee) directors of the Company, currently Messrs. Lazay, Johnson, Bothwell, Nordlicht and Donofrio, and reports regularly to the Board of Directors and the Board is asked periodically to ratify committee actions.

COMPENSATION PHILOSOPHY

     The objective of the Company's executive compensation policy is to align executive compensation with the interests of its stockholders and corporate strategic goals; compensation should be driven by the long-term interests of the stockholders and directly linked to corporate performance. The intention is to combine a competitive base salary with performance-based incentive compensation tied to specific goals and criteria related to (a) return on revenues, (b) growth in pre-tax income, (c) enhancing stockholder values and (d) accomplishment of significant projects which may change over time.

COMPONENTS OF COMPENSATION, PROGRAMS AND PRACTICES

     Executive compensation is composed of three elements: a base salary; an incentive award dependent upon the achievement of specified near-term goals; and stock options intended to promote longer-term performance.

     The Company generally attempts to make annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The objective is to pay to an executive who is fully competent and meets normal expectations for performance in his or her position a base salary at the fiftieth percentile level of the range of base salaries paid to executives holding comparable positions at similarly situated companies. Base salaries at approximately the fiftieth percentile level, in conjunction with the balance of the compensation package, permits the Company to attract and retain top quality people while meeting the Company's affordability requirements. In determining executive compensation, the Company reviewed and analyzed reports and surveys of executive compensation at high technology companies, including those in the electronics industry, with sales volumes between $25,000,000 and $60,000,000, companies with sales of less than $40,000,000, and, in certain limited cases, companies with less than $10,000,000 in annual sales.

     Incentive award compensation is dependent upon the achievement of specified goals, determined on an annual basis, related to growth in corporate earnings and increasing the return on equity to the Company's stockholders, return on revenues, or results from significant projects. The Company's Employee Profit Sharing Plan ("EPSP"), in which all Company full-time employees, including executives, participate, allows for the payment of an incentive award limited to a maximum of 10% of salaries, dependent upon the achievement of a certain return on revenues. No award is earned under the EPSP if the Company is not profitable. The Income Growth Incentive Plan (the "Growth Plan") is designed to provide key employees who have a significant influence on the Company's performance, including the Chief Executive Officer, with additional incentive to achieve growth in corporate earnings and to increase the return on equity to the Company's stockholders. All of the Company's officers and director-level employees (currently nine employees) participate directly in the Growth Plan. Other key employees may participate indirectly, through a discretionary pool that may be paid upon the authorization of the Compensation Committee to employees who make significant contributions to Company profitability or achieving Company strategic objectives. Incentive payments under the Growth Plan are earned only if the Company's actual pre-tax income before provisions for incentives exceeds a defined rate of return on stockholders' equity and only if there has been a defined level of growth in pre-tax income compared to the prior year. Growth Plan incentive payments are limited to a maximum percentage of the employee's base compensation.

     Stock option grants are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations of public shareholders. All stock option awards are granted under the Company's Incentive Stock Option

Plan. The exercise prices of all options so granted are the market price on the date of grant, with the options vesting annually in equal amounts over three years.

     In determining CEO and other executive compensation for 1994, the Compensation Committee and the Incentive Stock Option Committee considered that in 1993, compared to 1992, the Company's net sales and pre-tax net income increased, respectively, 19.7% and 12%, significant additional investments were made in plant and equipment, cash and marketable securities at year end 1993 had increased approximately $2.2 million to $9.585 million and the acquisition of the Ensign-Bickford optical fiber operations (now SpecTran Specialty Optics Company) which began in 1993 was successfully completed in early 1994. Incentive compensation for 1993 remained dependent upon the Company's performance in accordance with the EPSP and the Growth Plan. Executive incentive payments were smaller than in prior years as a result of insufficient growth in pre-tax income compared to the prior year due to, among other things, significant investments in manufacturing capabilities and process improvements being made for the future.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. Nevertheless, the Company continues to review this matter and whenever it is advisable will take whatever steps it deems necessary in this regard

                                 Paul D. Lazay
                             Richard A.M.C. Johnson
                            Joseph C. Bothwell, Jr.
                                Ira S. Nordlicht
                              Richard M. Donofrio

SHAREHOLDER RETURN

     In the graph set forth below, the yearly change for the last five fiscal years in the Company's cumulative total shareholder return on its Common Stock is compared with the cumulative total return as shown in the Russell 2000 index, and in an index of peer issuers selected by the Company.(1)

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS(2)

                    SPECTRAN CORP., RUSSELL 2000, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/94)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)                SPTR        RUSSELL 2000     PEER GROUP
1989                                    100.00          100.00          100.00
1990                                    247.92           80.49           71.95
1991                                    975.69          117.56           99.41
1992                                    703.78          139.21          129.07
1993                                    751.76          165.53          132.82
1994                                    311.90          162.51          132.16

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Common Stock, Russell 2000, and Peer Group.

(1) The peer group selected by the Company includes the following companies engaged in the sale of optical fiber or related products: ADC
    Telecommunications, Artel Communications, AT&T, Codenoll Technology, Corning, Fibronics International, Galileo Electro-Optics, Laser Precision, OptelCom and Telco Systems.

(2) Cumulative total return assumes reinvestment of dividends.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has appointed KPMG Peat Marwick as independent certified public accountants for the Company for the year ending December 31, 1995. Management will present to the Annual Meeting a proposal that such appointment be ratified. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of KPMG Peat Marwick will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company not later than January 9, 1996 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company, SpecTran Industrial Park, 50 Hall Road, Sturbridge, Massachusetts 01566.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the accompanying Proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors,

                                                           Bruce A. Cannon,
                                                                   Secretary
May 9, 1995

PROXY                         SPECTRAN CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints each of Raymond E. Jaeger and Bruce A. Cannon (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in SPECTRAN CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on May 26, 1995, at 10:00 a.m. (local time) or at any adjournments thereof as follows:

1.    ELECTION OF DIRECTORS

      FOR all nominees listed below                              WITHHOLD AUTHORITY
      (except as marked contrary to below) / /                   to vote for all nominees listed below / /

                               Bruce A. Cannon
                             Paul D. Lazay, Ph.D.
                               Ira S. Nordlicht

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

    ----------------------------------------------------------------------------
2. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1995.

                   FOR / /      AGAINST / /      ABSTAIN / /

3. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

    The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the election of the nominees listed in Item 1 and FOR the proposal in Item 2.

    The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                      -----------------------------------, 1995
                                                    (Date)

                                      -----------------------------------------

                                      -----------------------------------------

                                      Please date, sign exactly as name appears on this Proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving his title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.